SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):
March 30, 2007

FastFunds Financial Corporation
(Exact name of registrant as specified in charter)

Nevada	333-1026D	87-0425514
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

319 Clematis Street - Suite 703
West Palm Beach, Florida 33401
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (561) 514-9042

319 Clematis Street - Suite 803
West Palm Beach, Florida 33401
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On March 30, 2007, FastFunds Financial Corporation (“FastFunds” or the “Company”) issued 148,725 shares of its $.001 par value common stock upon the exercise of warrants held by Mr. Henry Fong, a director of the Company. The shares were issued at an exercise price of $0.10 per share, which was paid for with 36,275 shares of the Company’s common stock pursuant to a cashless exercise provision contained in the warrant.

On March 30, 2007, the Company issued 4,020 shares of its $.001 par value common stock upon the exercise of warrants held by Mr. Barry S. Hollander, acting Chief Executive Officer of the Company. The shares were issued at an exercise price of $0.10 per share, which was paid for with 980 shares of FastFunds’ common stock pursuant to a cashless exercise provision contained in the warrant.

On March 30, 2007, the Company issued 28,941 shares of its $.001 par value common stock upon the exercise of warrants held by Mr. Thomas B. Olson, Secretary of FastFunds. The shares were issued at an exercise price of $0.10 per share, which was paid for with 7,059 shares of the Company’s common stock pursuant to a cashless exercise provision contained in the warrant.

On March 30, 2007, FastFunds issued an accredited investor 250,000 shares of the Company’s $0.001 par value common stock in exchange for legal fees of $125,000 at $0.50 per share.

On October 30, 2006, the Company issued 86,486 shares of its $.001 par value common stock upon the exercise of warrants held by Mr. James P. Welbourn, a former director of the Company. The shares were issued at an exercise price of $0.10 per share, which was paid for with 21,514 shares of FastFunds’ common stock pursuant to a cashless exercise provision contained in the warrant.

FastFunds offered and sold the Exchange Shares in reliance on an exemption from registration under Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder, for offers and sales of securities that do not involve a public offering. The Exchange Shares may not be offered or sold in United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTFUNDS FINANCIAL CORPORATION
Date: April 5, 2007	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary